Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Fourth Quarter and Year 2009 Results

Irving, Texas — March 02, 2010 — Thomas Group, Inc. (NasdaqCM: TGIS), an operations and process improvement firm, today announced a net loss of $0.7 million, or negative $0.06 per diluted share, for the fourth quarter of 2009 on revenues of $1.5 million, compared to net loss of $2.0 million, or negative $0.19 per diluted share, on revenues of $3.5 million for the fourth quarter of 2008.

For the year ended December 31, 2009, net loss was $4.3 million, or negative $0.40 per diluted share, on revenues of $9.6 million, compared to a net loss of $5.9 million, or $0.53 per diluted share, on revenues of $25.1 million for the year ended December 31, 2008.

Michael McGrath, Executive Chairman, President and CEO, stated “2009 was a very disappointing year for Thomas Group. At the end of the year, the board of directors initiated corrective actions. Effective December 22, 2009, I assumed the roles of President and CEO in addition to my role as Executive Chairman.  Our strategy is now to be much more efficient, reduce costs to even lower levels than we achieved in 2009, operate more like a traditional consulting firm, and target mid-size contracts with clients more suitable to our present size, while continuing to pursue “game changing” opportunities on a more limited basis.

We have further reduced our unassigned consulting staff, redeployed our business development staff to engagements, eliminated several positions, realigned salaries, eliminated unnecessary general and administrative costs, and reduced professional fees.  We remain a public company so there are certain related costs that are unavoidable.  However, we have sought to reduce them to a minimum.  As part of our review of these costs, we have elected to discontinue quarterly earnings calls for the time being, so we can focus entirely on turning the company around.  Of course, we will continue to issue quarterly press releases of earnings results such as this when available and file the required reports with the SEC.”

On December 11, 2009, we transferred our stock listing to the NASDAQ Capital Market from the NASDAQ Global Market.  We made this transfer because we no longer satisfied the requirement of the NASDAQ Global Market to maintain a minimum market value of publically held shares of at least $5 million.  We did meet the other requirements for listing on the NASDAQ Capital Markets with the exception of maintaining a minimum closing bid price of $1 per share.  Under NASDAQ’s rules, we have until March 15, 2010 to meet this requirement.  Based on recent closing bid prices of our stock, it currently appears unlikely that we will be able to satisfy this requirement to maintain a $1 per share minimum closing bid by that date.  While there are alternatives available to us if we are unable to do so, they each involve additional costs.  We may determine that we will forgo incurring such costs.  Also, we may not be successful in any alternative we might select to increase the minimum closing bid price above this required threshold.  In either of these cases, our securities may be transferred to the National Quotation Service Bureau, or “Pink Sheets”. This could adversely impact both the liquidity and price of our stock.

Subsequent to year end, on January 26, 2010 we completed the repurchase of the 805,450 shares authorized by our Board of Directors to be repurchased under the Rule 10b5-1 Plan begun in April 2008 at a total cost of $1,259,640, or $1.56 per share. At this time we have no plans for additional stock repurchases.

McGrath added, “Despite the somewhat pessimistic news that I have discussed above, we remain committed to making Thomas Group successful once again.  However, it is clearly more challenging, time consuming and costly than we had anticipated.  In the meantime, we must work to conserve cash, minimize costs, increase revenue, and seek to return to breakeven as soon as possible.”

Fourth Quarter and Year 2009 Financial Performance

Revenue

Revenue for the fourth quarter of 2009 was $1.5 million, compared to $3.5 million in the fourth quarter of 2008. Consulting revenue from US government clients, represented by our Government practice, was $0.3 million, or 22% of revenue, in the fourth quarter of 2009, compared to $0.9 million, or 25% of revenue, in the fourth quarter of 2008. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Transportation and Logistics, and European practices, was $1.0 million, or 66% of revenue, in the fourth quarter of 2009, compared to $2.2 million, or 62% of revenue, in the fourth quarter of 2008. Reimbursement of expenses was $0.2 million, or 12% of revenue in the fourth quarter of 2009, compared to $0.4 million, or 13% of revenue in the fourth quarter of 2008.

Revenue for the year ended December 31, 2009 was $9.6 million, compared to $25.1 million for the year ended December 31, 2008. Consulting revenue from US government clients was $2.2 million, or 23% of revenue, for the year ended December 31, 2009, compared to $13.0 million, or 52% of revenue, for the year ended December 31, 2008. Consulting revenue from commercial clients was $6.1 million, or 64% of revenue, for the year ended December 31, 2009, compared to $10.3 million, or 41% of revenue, for the year ended December 31, 2008. Reimbursement of expenses was $1.3 million, or 13% of revenue for the year ended December 31, 2009, compared to $1.8 million, or 7% of revenue, for the year ended December 31, 2008.

Gross Margins

Gross profit margins for the fourth quarter of 2009 were 23%, compared to 29% for the fourth quarter of 2008. Gross profit margins for the year ended December 31, 2009 were 36%, compared to 40% for the year ended December 31, 2008. The drop in quarterly and year-to-date gross margins is related to the slowdown of our government and commercial programs during 2009 and to lower utilization rates of our consultants in 2009.

Selling, General & Administrative (SG&A)

SG&A costs for the fourth quarter of 2009 were $1.6 million, compared to $3.7 million in the fourth quarter of 2008. The $2.1 million decrease is related primarily to a $0.9 million decrease in stock-based compensation during the fourth quarter of 2009, a $0.7 million decrease in payroll and related expenses due to decrease in the number of consultants, a $0.2 million decrease in bad debt expenses, a $0.1 million decrease in travel expenses, and a $0.4 million decrease in other costs due to a decline in activity and the number of consultants we employed as compared to the same period in 2008, offset by an increase of $0.2 million in severance costs.

SG&A costs for the year ended December 31, 2009 were $10.7 million compared to $18.6 million for the year ended December 31, 2008. The $7.9 million decrease is related primarily a $1.7 million decrease in stock-based compensation, a $2.5 million decrease in payroll costs related to reduction in the support staff, $0.5 million decrease in severance and recruiting costs related to the reduction in our labor force during the second quarter of 2008, a $1.3 million decrease in sales commission and executive bonus, a $0.3 million decrease in bad debt allowance, a $0.3 million decrease in travel expenses, a $0.2 million decrease in outside consultants, a $0.2 million decrease in equipment rent, a $0.2 million decrease in depreciation expense, a $0.2 million decrease in legal expenses and insurance costs, and a $0.5 million decrease in other costs due to a decline in activity.

Other Income

Other income for the fourth quarter of 2009 included the collection of $0.06 million from the liquidation of a former subsidiary in Europe. We also received credits for audit adjustments on insurance premiums of $0.03 million.

Other income for the year ended December 31, 2009 included the collection of a bad debt written off in 2008 of $0.2 million. We also received credits for audit adjustments on insurance premiums of $0.1 million. We also received payment of $0.06 million from the liquidation of a former subsidiary in Europe.

Working Capital and Cash Flow

Working capital decreased from $13.2 million at December 31, 2008 to $8.1 million at December 31, 2009, due primarily to our operating loss for the year ended December 31, 2009.

For the year ended December 31, 2009, net change in cash was a net decrease of $3.3 million, compared to a net decrease of $3.6 million for the year ended December 31, 2008. For the year 2009, net cash used by operating activities was $3.0 million, compared to $1.1 million used for the year 2008. This decrease is due primarily to our operating loss for the year 2009, decrease in our accrued liabilities, and the reversal of stock based compensation expense, offset by collection of our accounts receivable and receipt of income tax refund during the year. For the year 2009 and 2008, net cash used for investing activities was $0.1 million, consisting of computer and software purchases. Cash used for financing activities for the year 2009 was $0.3 consisting primarily of stock repurchases under our stock repurchase program compared to $2.5 million used in the year 2008, related to the $1.2 million payment of dividends for the fourth quarter of 2007 which were paid in 2008, the $1.0 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuances.

We received $2.7 million in Federal income tax refunds during the second quarter of 2009. We anticipate that we will receive a refund of approximately $2.7 million in Federal income taxes in mid-2010 as well.  We have developed an updated business plan for 2010 which includes an internal forecast of cash needs. We believe that our existing working capital resources, our anticipated tax refund and cash generated from current operations will be sufficient to satisfy our operating working capital needs at least through March 31, 2011. We continue to assess this situation on an on-going basis.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the fourth quarter of 2009, we repurchased 101,806 shares for a total cost of $114,287, or an average of $1.12 per share including commissions and fees.

As of December 31, 2009, 778,706 shares had been repurchased under the Rule 10b5-1 Plan for a total cost of $1,241,903 at an average price of $1.59 per share including commissions and fees. As of January 26, 2010 we completed the authorized repurchase of 805,450 shares under the Plan at a total cost of $1,259,640, or $1.56 per share.

Operations and Business Development

As we previously announced, during March and April of 2008, two of our multi-year contracts with the U.S. Navy expired. These contracts accounted for approximately 85% of our revenue in 2007. Our revenue for 2009 decreased significantly as compared to 2008, due in large part to these contract expirations.

In response to the loss of these contracts, in early 2008 we put in place a plan to return to profitability and growth. This included an immediate reduction of staff as well as on-going efforts to significantly reduce expenses in order to minimize losses and to make it easier to return to profitability. However, in reducing expenses, we attempted to balance the need for reduced costs with the need to be able to develop new product offerings, as well as to maintain the ability to add new clients as the result of our continuing business development efforts.

In addition to previously announced efforts and as discussed at the beginning of this press release, we continue to seek additional ways to reduce costs. As of December 31, 2009, we had 15 consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

Despite our best efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even.

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Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended September 30, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Consulting revenue before reimbursements	$1,354	$3,026	$8,293	$23,339
Reimbursements	193	448	1,260	1,782
Total revenue	1,547	3,474	9,553	25,121
Cost of sales before reimbursable expenses	999	2,031	4,897	13,277
Reimbursable expenses	193	448	1,260	1,782
Total cost of sales	1,192	2,479	6,157	15,059
Gross profit	355	995	3,396	10,062
Selling, general and administrative	1,609	3,731	10,716	18,623
Operating income	(1,254)	(2,736)	(7,320)	(8,561)
Other income	91	—	420	—
Interest income, net	—	37	5	295
Income (loss) from operations before income taxes	(1,163)	(2,699)	(6,895)	(8,265)
Income taxes	(490)	(696)	(2,619)	(2,450)
Net income (loss)	$(673)	$(2,003)	$(4,276)	$(5,815)

Earnings per share:
Basic:	$(0.06)	$(0.19)	$(0.40)	$(0.53)
Diluted:	$(0.06)	$(0.19)	$(0.40)	$(0.53)

Weighted average shares:
Basic	10,511	10,787	10,618	10,977
Diluted	10,511	10,787	10,618	10,977

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Twelve Months Ended
	December 31,
	2009	2008

Revenue:
North America	$6,578	$21,433
Europe	2,958	3,688
Asia/Pacific	17	—
Total revenue	$9,553	$25,121

Selected Balance Sheet Data

(Unaudited)

	December 31, 2009	December 31, 2008

Cash	$5,004	$8,349
Trade accounts receivables	849	1,432
Income tax receivable, net	2,835	3,650
Total current assets	9,457	14,912
Total assets	11,578	17,154
Total current liabilities	1,366	1,701
Total liabilities	1,492	1,903
Total stockholders’ equity	10,086	15,251

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